Exhibit 99.1

J.Jill Appoints Courtnee Chun to Board of Directors

QUINCY, Mass – September 3, 2024 —J.Jill, Inc. (NYSE:JILL), a premier omnichannel retailer and nationally recognized women’s apparel brand, has announced the appointment of Courtnee Chun to its Board of Directors, effective September 3, 2024. Chun will serve on the Compensation and Audit Committees.

“Courtnee is a tremendous addition to our board, bringing over two decades of experience across various sectors, including eCommerce, media, and direct-to-consumer marketing,” said Claire Spofford, CEO and President of J.Jill. “Courtnee has advised public companies throughout her career. Her extensive expertise in investor relations and strategic planning, combined with a proven commitment to empowering women, will be invaluable as we continue to position J.Jill for growth.”

Chun is a distinguished executive with over 20+ years of experience across industries including media, sports, entertainment, technology, and telecommunications. She spent 16 years at Liberty Media in positions of increasing responsibility including SVP Investor Relations, Chief Portfolio Officer, and Senior Advisor. During her tenure, she directed investor relations for five separate corporations across Liberty Media and its family of companies with a combined enterprise value in the tens of billions. Her strategic inputs were crucial in leading significant projects, including public equity offerings for Formula 1, Starz, and The Atlanta Braves, as well as co-founding the Women’s eCommerce Network (WeCN), designed to unite female leaders and provide mentorship avenues for upcoming female entrepreneurs.

In addition to her time at Liberty Media, Chun has held key leadership roles in portfolio management, strategic development, investor relations, and mergers and acquisitions. Since 2013, she has been an engaged board director, currently serving on the board of Central Garden and Pet Inc., as well as several charitable organizations. Chun’s prior board service includes LendingTree, Inc., Expedia Group, Inc., and HSN, Inc.

“Joining J.Jill’s Board of Directors is not only an honor, but an exciting opportunity to work alongside the Board and management team to drive growth and innovation for this heritage brand. Empowering and uplifting women in the industry has always been a passion of mine, so I have a deep admiration for the brand’s vision to celebrate the totality of all women,” said Chun. “I look forward to collaborating closely with the team to drive future strategic initiatives.”

About J.Jill, Inc.

J.Jill is a national lifestyle brand that provides apparel, footwear and accessories designed to help its customers move through a full life with ease. The brand represents an easy, thoughtful, and inspired style that celebrates the totality of all women and designs its products with its core brand ethos in mind: keep it simple and make it matter. J.Jill offers a high touch customer experience through over 200 stores nationwide and a robust ecommerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.jjill.com or http://investors.jjill.com. The information included on our websites is not incorporated by reference herein.

Contacts:

Investor Relations:

Caitlin Churchill

ICR, Inc.

investors@jjill.com

203-682-8200

Business and Financial Media:

Ariel Kouvaras

Sloane & Company

akouvaras@sloanepr.com

973-897-6241

Brand Media:

Amelia Clermont

J.Jill, Inc.

media@jjill.com

508-713-2967